                                                                   Exhibit 10.24


                               LICENSE AGREEMENT

AGREEMENT effective as of the 10th day of April ________ 1989 by and between Nintendo of America Inc., 4820-150th Avenue N.E., Redmond, WA 98052

  (hereinafter referred to as "Licensor") and
Renaissance Eyewear, Inc.               (hereinafter referred to as "Licensee").
1059 King George Road
Fords, NJ 08863

                                   WITNESSETH:

      WHEREAS, Licensor owns or is authorized to grant, for the purposes of this Agreement, the rights in and to the names; titles; characters; including their likenesses and visual and auditory representations; symbols; designs; copyrights; trademarks; artwork; and elements embodied in or derived from the property as described in Schedule A, annexed hereto (all of the foregoing hereinafter referred to as "the Property"); and

      WHEREAS, Licensee desires to obtain from Licensor the right to use the Property on and in connection with the manufacture, sale, distribution and promotion of the articles described below;

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, it is hereby agreed:

1. GRANTS OF LICENSE.

      (a) Articles. Licensor hereby grant to Licensee for the term of this Agreement and subject to its conditions, the right, license and privilege to use the Property solely on and in connection with the manufacture, sale, distribution, and promotion of the articles listed in Schedule B, annexed hereto.

      (b) Territory. The license hereby granted extends to the territory described in Schedule C, annexed hereto (hereinafter referred to as "the Territory").

      (c) Term. Unless sooner terminated in accordance with the provisions hereof, the initial term of the license hereby granted and the renewal terms, if any to be provided hereunder, shall extend for the periods set forth in Schedule D, annexed hereto.

2. TERMS OF PAYMENT

      (a) Rate. Licensee agrees to pay to the Licensor as its royalty a sum equal to the percentage set forth in Schedule E, annexed hereto, of all net sales by Licensee or any of its affiliated, associated or subsidiary companies of the articles covered by this Agreement. The term "net sales" shall mean gross sales less trade quantity discounts and actual returns only, and no deduction shall be made for cash or other discounts or uncollectible accounts. No costs incurred in the manufacture, sale, distribution or promotion of the articles or in the payment by Licensee of taxes of any nature shall be deducted from any royalty payable by Licensee.

      (b) Minimum Royalties. Licensee agrees to pay to Licensor a minimum royalty consisting of an advance payment to be applied against a minimum guarantee in the initial term hereof and in any renewal term hereunder, in the amounts and in the manner specified in Schedule F, annexed hereto. No part of any such minimum royalty shall in any event be repayable to Licensee. Royalty payments which exceed the initial term's minimum royalty or any renewal term's minimum royalty shall not be credited toward the next succeeding term's minimum royalty.

      (c) Periodic Statements. Within thirty (30) days after the close of the calendar quarter in which the initial shipment of articles covered by this Agreement is made, and thereafter within thirty (30) days after the close of each calendar quarter, Licensee shall furnish to Licensor, in a form to be supplied by Licensor, or in the absence thereof, in a form acceptable to Licensor, complete and accurate statements certified to be accurate by Licensee showing the number, description, gross sales price, itemized deductions from gross sales price, and net sales price of each and every article covered by this Agreement sold by Licensee or any of its affiliated, associated or subsidiary companies, and any returns made during the period, together with a computation of the royalties payable thereon. Such statements shall be furnished to Licensor whether or not any of the articles have been sold during said period. All information shall be shown separately for each country within the Territory. Licensee agrees that royalty reports will indicate clearly (by name of character or similar description) the articles sold and will be given in sufficient detail to enable Licensor to separate royalties by article. It is understood that timely rendering of all statements required hereunder is essential under the terms of this Agreement, and failure to render such statements in a timely fashion shall deemed to be a breach of the Agreement immediately after the deadline has gone by, regardless of whether or not Licensor gives Licensee any notice to this effect.

      (d) Royalty Payments. Licensee shall remit the royalties due in excess in any previously paid advance sum for each calendar quarter within 30 days after the close of each calendar quarter, and payment shall be made with the statement rendered for that quarter. Payment shall be use in U.S. funds. The receipt or acceptance by Licensor of any of the statements hereunder, or any royalties paid hereunder, or the cashing of any royalty check paid hereunder, shall not preclude Licensor from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment made by Licensee.

      (e) Records and Audits. Licensee shall keep and maintain complete and accurate records of the transactions underlying the accounting statements to be furnished hereunder, and shall allow representatives of Licensor during office hours and at reasonable intervals to inspect and make extracts or copies of such records for the purpose of ascertaining the correctness of such statements. If any such examination and audit shall disclose any deficiency of five per cent (5%) or more, Licensee shall pay, in addition to such deficiency, the cost of such examination and audit. Upon demand of Licensor, Licensee shall at its own expense furnish to Licensor a detailed statement by an independent certified public accountant showing the number, description, gross sales price, itemized deductions from gross sales price and net sales price of the articles covered by this Agreement distributed and/or sold by Licesee to the date of Licensor's demand. All books of account and records shall be kept available for at least five (5) years after the termination of this license.

      (f) See adendum below*

3. EXCLUSIVITY.

      Nothing in this Agreement shall be construed to prevent Licensor from granting any other licenses for the use of the property or from using the Property in any manner whatsoever, but Licensor agrees that, except as provided in Paragraph 14(x) hereof, it will grant no other licenses for the Territory to which this license extends effective during the term of this license, for the use of the Property in connection with the articles as described in Schedule B covered by this Agreement.

4. LICENSOR'S RIGHTS

      Licensee recognizes all of Licensor's rights and interest in and to the property, and that all use of trademarks and trade dress licensed hereunder inures to the benefit of Licensor or its grantor(s). No right, title, or interest, except the license interest granted by Paragraph 1 hereof, is transferred by this Agreement to Licensee. Licensee agrees that it shall not claim any title to or right to use the Property except pursuant to this Agreement, and it shall not at any time attack or challenge the right of Licensor or its grantor(s) in and to the Property, regardless of the nature or basis or forum of such attack or challenge, and regardless of whether it relates to title or validity. Licensee hereby agrees that at the termination or expiration of this Agreement Licensee will be deemed to have assigned, transferred and conveyed to Licensor or its grantor(s) all trademarks, service marks, trade dress, copyrights, equities, good will, titles or other rights in and to the Property which may have been obtained by Licensee or which may have vested in Licensee as a result of its activities under this Agreement, and that Licensee will execute any instruments requested by Licensor to accomplish or confirm the foregoing. No consideration other than the mutual covenants and considerations of this Agreement shall be necessary for any such assignment, transfer or conveyance.

*(1) Payments to Licensor's Agent. Notwithstanding any provisions of this Agreement to the contrary, until otherwise instructed in writing by Licensor, all payments of royalties hereunder including advance payments and minimum guarantees, shall be made payable to Leisure Concepts, Inc., which is hereby designated as Licensor's Agent for the purpose of receipt of such payments, and transmitted to the Agent at its address, namely, 1414 Avenue of the Americas, New York, NY 10019

5. ADVERTISING.

      (a) Licensee agrees not to offer for sale, advertise or publicize any of the articles licensed hereunder on television or in any other medium without the prior written approval of Licensor, which approval shall not be unreasonably withheld. All advertising and promotional materials including, but not limited to, artwork, displays, and copy, shall be submitted by Licensee to Licensor for Licensor's written approval prior to the use of any such advertising or promotional materials.

      (b) Licensors shall have the right to use the Property and Licensee's name so as to give the Property, Licensee, Licensor, Licensor's grantor(s) and any television series or any production in any medium, which may be based upon the Property, full and favorable prominence and publicity. Neither Licensor nor its grantor(s), however, shall be under any obligation whatsoever to broadcast or to continue broadcasting or exhibiting any television program or film or production or use the Property or any person, character, symbol, design or likeness or visual representation thereof in any medium.

6. QUALITY OF MERCHANDISE.

      (a) Licensee agrees that the article covered by this Agreement at all times shall be of high standard and of such style, appearance and quality as to protect and enhance the Property and the good will pertaining thereto, shall meet Licensor's reasonable quality standards and specifications, and shall be manufactured, sold distributed and promoted in accordance with all applicable Federal, State and local laws. Before selling or distributing any of the articles, Licensee shall furnish to Licensor free of cost, for its written approval, the following in the order listed: (i) sketches; (ii) finished artwork and final proofs; (iii) pre-production samples or strikeoffs; (iv) finished products, including packaged samples; (v) all other finished cartons, labels, containers and packing and wrapping material. The quality and style of such articles as well as of any carton, label, container or packing or wrapping material shall be subject to the approval of Licensor. After samples have been approved pursuant to this paragraph, Licensee shall not depart therefrom in any material respect without Licensor's prior written consent, and Licensor shall not withdraw its approval of the approved samples. Before Licensee has commenced selling any such articles hereunder, Licensee shall furnish to Licensor without cost to Licensor two (2) samples of each such article, together with any cartons, labels, containers, and packing and wrapping material used in connection therewith and subsequently thirty (30) post-productions samples of each such article. Thereafter, Licensor may request, from time to time, individual random samples of each article and its related material as hereinbefore described, being manufactured and sold by licensee hereunder.

      (b) It is understood the Licensor shall have the right to take samples at random from production runs twice a year but that, if quality problems are encountered as a result of the examination of samples, Licensor shall have the right to take such samples more frequently in an effort to assure that proper quality control has been established. Licensor shall also have the right to have its representatives visit the plant or plants where the articles covered by this license are made and where the containers, packing material and the like are printed or produced in order to determine whether or not proper quality controls are being exercised.

7. LABELING

      Licensee shall cause to appear on or within each article sold by it under this license and on or within all advertising, promotional or display material and on all cartons, containers, packaging, wrappers, labels, tags, and other printed material employing the Property the copyright notice and license as specified in Schedule G, annexed hereto, or other notice or notices as may reasonably be specified by Licensor. Licensee shall cause to appear on all articles sold by it under this license and on all advertising, promotional and display material, and on all cartons, containers, packing, wrappers, labels, tags and other printed material used on or in connection with articles employing the Property, appropriate trademarks or service mark notices, approved by licensor, which, in case of goods sold in the United States under registered trademarks and service marks, shall be "o" or "Registered in the United States Patent and Trademark Office" or "Reg. U.S. Pat. & Tm. Off." Each and every tag, label, carton, container, wrapping, and packaging containing any such notice and all advertising, promotional or display material bearing the Property shall be submitted by Licensee to Licensor for its written approval prior to use by Licensee. Approval by Licensor shall not constitute waiver of Licensor's rights or Licensee's duties under any provision of this Agreement.

8. APPROVALS BY LICENSOR.

      With respect to all written approvals by Licensors required under paragraphs 5 (a), 6 (a), and 7 of this Agreement, each item submitted by Licensee shall be deemed approved if Licensee has not received the written disapproval of Licensor of the item in question within ten (10) days after its receipt by Licensor. See Adendum below.

9. LICENSOR'S WARRANTY AND INDEMNIFICATION BY LICENSOR.

      (a) Except as expressly set forth herein, Licensor represents and warrants that it holds all such rights and interest in the Property as are required to permit Licensor to enter into this Agreement and expressly warrants that Licensor is authorized to enter into this Agreement. Licensor hereby indemnifies Licensee and undertakes to hold it harmless against any action brought against Licensee with respect solely to any claim or suit that Licensor is not possessed of such right, title and interest in the Property as to be entitled to grant this license to Licensee, provided that prompt notice is given to Licensor of any such claim or suit and provided, further, that Licensor shall have the option to undertake and conduct the defense of any suit so brought and no settlement of any such claim or suit shall be made without the prior written consent of Licensor. Licensee agrees to cooperate fully with Licensor in any such action. The representations, warranties and undertakings of this paragraph shall not be applicable (i) in respect of any claim or action made or brought by Licensee or any other licensee of the Property from Licensor, or (ii) with respect to the NES product and packaging trade dress.

      (b) Licensee agrees that it shall give Licensor thirty (30) days notice to correct any alleged breach by Licensor and Licensee further agrees that it will not commence any action against Licensor or any other licensees of the property without giving Licensor thirty (30) days prior notice of such suit, nor will it in any such action seek preliminary injunctive relief or a temporary restraining order against use of the Property without giving Licensor five (5) days notice of motion. It is expressly agreed that a breach of the terms of this subparagraph shall be adequate grounds for termination of this license, which termination shall be effective forthwith upon Licensor's mailing a notice thereof to Licensee by registered or certified mail, return receipt requested.

10. PROTECTION OF LICENSOR'S RIGHTS.

      Licensee agrees to assist Licensor to the extent necessary to protect Licensor's rights to the Property. Licensor or its grantor(s) may commence or prosecute any claims or suits in their own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall notify Licensor in writing of any infringements or imitations of the Property on articles similar to those covered by this Agreement which may come to Licensee's attention, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. Licensee shall not institute any suit or take any actions on account of any such infringements or imitations without first obtaining the written consent of the Licensor to do so.

11. REGISTRATION.

      Licensee agrees to cooperate fully and in good faith with Licensor in securing and preserving Licensor's and its grantor(s)' rights in and to the Property. If there has been no previous registration of the Property, Licensee shall, at Licensor's request and expense, register all copyrights, trademarks or service marks in the appropriate class in the name of Licensor or its grantor(s) or, if Licensor so requests, in Licensee's own name.

(1) Addendum to Paragraph 8. Provided that (i) at the time of each such submission Licensee gives oral advise of same to Licensor's Licensing Manager whose name and phone number will be supplied to Licensee, and (ii) all submissions hereunder shall be made by certified mail, return receipt requested, or any other method providing verifiable proof of receipt by Licensor of the item in question.

18. DISPOSAL OF STOCK UPON TERMINATION OR EXPIRATION.

      After termination or expiration of the license under the provisions hereof, Licensee, except as otherwise provided in this Agreement, may dispose of articles covered by this Agreement which are on hand or in process at the time notice of termination is received or upon the expiration date, whatever the case may be, for a period of one hundred (100) and eighty (80) days thereafter, on a nonexclusive basis, provided advance and royalty payments are up-to-date for the current period and statements are furnished for that period in accordance with Paragraph 2. All applicable royalties shall be paid on articles sold during the sell-off period within twenty(20) days following the expiration of the sell-off period. Notwithstanding anything to the contrary herein, Licensee shall not manufacture, sell or dispose of any articles covered by this license after its expiration or its termination based on the failure of Licensee to affix notice of copyright, trademark or service mark registration or any other notice to the articles, cartons, containers, or packing or wrapping material or advertising, promotional or display material, or because of the departure by Licensee from the quality and style approved by Licensor hereunder.

19. EFFECT OF TERMINATION OR EXPIRATION.

      Upon and after the expiration or termination of this license, all rights granted to Licensee hereunder shall forthwith revert to Licensor, who shall be free to license others to use the Property in connection with the manufacture, sale, distribution and promotion of the articles covered hereby, and Licensee will refrain from further use of the Property or any further reference to it, direct or indirect, or anything deemed by Licensor to be similar to the Property in connection with the manufacture, sale, distribution or promotion of Licensee's products, except as provided in Paragraph 18. It shall not be a violation of any right of Licensee if Licensor should at any time during the term hereof enter into negotiations with another to license use of the Property in respect of the articles listed in Schedule B hereof within the Territory, provided that it is contemplated that such prospective license shall commence after termination of this license.

20. LICENSOR'S REMEDIES.

      (a) Licensee acknowledges that its failure to commence in good faith to offer to sell and to manufacture and distribute in substantial quantities the articles listed in Schedule B within the period specified in Paragraph 14, and to continue during the term hereof diligently and continuously to offer to sell and to manufacture and distribute the articles covered by this Agreement or any class or category thereof will result in immediate and irreparable damage to Licensor.

      (b) Licensee acknowledges that its failure (except as otherwise provided herein) to cease the manufacture, sale, distribution or promotion of the articles covered by this Agreement or any class or category thereof at the termination or expiration of this Agreement or any portion thereof will result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee. Licensee acknowledges and admits that there is no adequate remedy at law for such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunctions and such other and further relief as any court of competent jurisdiction may deem just and proper.

21.    NOTICES

      All notices and statements required under this Agreement shall be in writing addressed to the parties at the addresses above, unless notification of a change of address is given in writing. The date of mailing shall be deemed the date the notice or statement is given. All notices shall be sent by certified mail, return receipt requested.

22. RELATIONSHIP BETWEEN THE PARTIES

      Licensee shall not represent itself as the agent or legal representative of Licensor for any purpose whatsoever, and shall have no right to create or assume any obligation of any kind, express or implied, for or on behalf of Licensor in any way whatsoever. This Agreement shall not create or be deemed to create any agency, partnership or joint venture between the parties.

23. NO ASSIGNMENT OR SUBLICENSE.

      This Agreement shall not be assigned or sublicensed by Licensee except with the prior written consent of Licensor, not to be unreasonably withheld and shall not be assigned by operation of law. Any assignment or sublicense in violation of the preceding sentence shall be null and void. This Agreement may be assigned by Licensor without any consent. Subject to such restriction and to the restrictions against assignment by operations of law provided above, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

24. ENTIRE AGREEMENT.

      This Agreement is intended by the parties as a final and complete expression of their agreement, and supersedes any and all prior and contemporaneous agreements and understandings relating to it.

25. MODIFICATION AND WAIVER.

      This Agreement may not be modified and none of its terms may be waived, except in writing signed by both parties. The failure of either party to enforce, or delay by either party in enforcing, any of its rights shall not be deemed a continuing waiver or a modification of this Agreement.

26. SEPARABILITY.

      If any part of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, it shall not affect the validity of the balance of this Agreement, provided, however, that if any provision of this Agreement pertaining to the payment of monies to Licensor shall be declared invalid or unenforceable, Licensor shall have the right, at its option, to terminate this Agreement upon giving not less than ten (10) days' written notice to Licensee.

27. PARAGRAPH HEADINGS.

      The headings of the paragraphs are for convenience only and in no way limit or affect the provisions hereof.

28. GOVERNING LAWS.

      This Agreement shall be governed by and interpreted in accordance with the law of the State of New York applicable to agreements entered into and to be performed wholly in New York.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.


                                          Nintendo of America Inc.
                                          ("Licensor")

                                          By:
                                             ------------------------------
                                             Title:

                                          Renaissance Eyewear, Inc.
                                          ("Licensee")

                                          By: /s/ Edward Kauz
                                             ------------------------------
                                             Title: President

      Schedules Annexed to the License Agreement dated as of April 10, 1989, between

Nintendo of America Inc.            ("Licensor") and

Renaissance Eyewear, Inc.           ("Licensee").

      Schedule A: The Property.           Nintendo, Nintendo Entertainment
                                          System, NES, R.O.B., Zapper, Super
                                          Mario Bros., Mario Bros., The Legend
                                          of Zelda, Donkey Kong, Metroid,
                                          Punch-Out!!, the NES product and
                                          packaging trade dress and Nintendo
                                          Power*

      Schedule B: The Articles.           Prescription eyewear and sunglasses;
                                          non-prescription sunglasses;
                                          prescription sports goggles;
                                          protective eyewear; and video ray
                                          protective glasses, all such Articles
                                          for children and adults. Licensor
                                          reserves the right to license to
                                          others the rights to use the Property
                                          in connection with ski goggles and
                                          video game glasses.

      Schedule C: The Territory.          U.S., its territories and possessions
                                          and Canada

      Schedule D: Term.

                   Initial Term:          April 10, 1989 through December 31,
                                          1991

            Renewal Term(s): Licensee shall have the option to renew this Agreement upon the same terms and conditions for two consecutive two year terms, each such option exerciseable by written notice to Licensor to such effect at least thirty days (30) prior to the end of the then current term, provided that
(i) Licensee is not in breach of this Agreement and (ii) earned royalties paid
or due to be paid by Licensee in the initial term equal at least $       and
each renewal term equals at least $      . In the event of such exercise said
written notice shall be accompanied by the requisite advance payment for the renewal term in question as provided in Schedule F below.

      Schedule E: Royalty Rate(s)           % of domestic net sales

      Schedule F: Minimum Royalty.

         Initial Term

            Advance Payment (due upon signing):             $

            Minimum Guarantee (due by end of the term):     $

         Renewal Term

            Advance Payment (due on first day):             $

            Minimum Guarantee (due by end of the term):     $

      Schedule G: Copyright notice.       (C) 1989 Nintendo of America Inc.
                                          Officially Licensed By Nintendo Of
                                          America Inc.

      The foregoing licensing notice is intended to be applicable not only to the licensed trademarks, but also to the licensed trade dress and any licensed copyrights, for instance, game characters, utilized by the Licensee.

      Schedule H: Marketing Date.         (January 1st) 1990

      * When using the Nintendo Power trademark, Licensees shall also place on the Articles, or if impractical, on the package labels or hang tags associated with the Articles the following : "To subscribe to Nintendo Power(TM) Magazine call 1-800-521-0900."

                              [Letterhead of LCI]

                                                 March 27, 1992

Ms. Barbara Kauz
Renaissance Eyewear
1059 King George Rd.
Fords, NJ 08863

Dear Ms. Kauz:

      This has reference to the Nintendo license agreement between Nintendo of America Inc. ("Licensor") and Renaissance Eyewear ("Licensee") dated April 10,1989, covering the Nintendo Property (hereinafter "the License Agreement"). The License Agreement is amended as follows.

1.    Schedule D: term, Initial Term, is revised to read as follows:

      "April 10, 1989 through December 31, 1993"

2.    Schedule E: Royalty Rate, is revised to read as follows:

      " % ( % royalty paid quarterly and % royalty to be applied to promotional/advertising reserve. All reserve expenditures are to be supported by receipts. Any unused portion of the reserve is to be paid to Licensor by December 31, 1993.)


3.    Schedule F: Minimum Royalty, Initial term, is revised to read as follows:

      "Advance Payment:     $       to be paid as follows: $       paid
                            12/31/91; $       to be paid by 3/15/92;         to
                            be paid by 4/15/92.

      Minimum Guarantee (due by end of the term):     $       "

      Except as herein provided all terms and conditions of the License Agreement remain in full force and effect. Please indicate your agreement with the foregoing by signing where specified below and by returning all three copies of this amendment to MichelleAnn Craig at the address above. A fully executed copy will be returned to you in due course.


Accepted and Agreed to:             Very truly yours,
Renaissance Eyewear                 Nintendo of America Inc.
("Licensee")                        ("Licensor")

By: /s/ Edward Kauz                 By: /s/ Howard Lincoln
   ---------------------------         ----------------------------------
                                       Howard Lincoln, Sr. Vice President

                              [Letterhead of LCI]

                                                     July 22, 1992

Ms. Barbara Kauz
Renaissance Eyewear
1059 King George Rd.
Fords, NJ 08863

Dear Ms. Kauz:

      This has reference to the Nintendo license agreement between Nintendo of America Inc. ("Licensor") and Renaissance Eyewear ("Licensee") dated April 10,1989, covering the Nintendo Property (hereinafter "the License Agreement"). The License Agreement is amended as follows.

1. It is understood and agreed that the following is added to Schedule C:
Territory:

      "Mexico, Panama, Guatemala, Costa Rica, Honduras, El Salvador, Belize, Venezuela, Colombia, Ecuador, Chile, Argentina, Paraguay, Uruguay, Peru, Trinidad, Barbados, Jamaica, Bermuda, Grenada, Dominican Republic, St. Maarten, Guadeloupe, Martinique, Curacao, Antigua, Bahamas, St. Lucia, British Virgin Islands"

2. For the addition of the above mentioned territories, Schedule F: Minimum Royalty, Initial Term, Minimum Guarantee (due by the end of the term) is
increased by $       thereby resulting in a Minimum Guarantee total of $      .

      Except as herein provided all terms and conditions of the License Agreement remain in full force and effect. Please indicate your agreement with the foregoing by signing where specified below and by returning all three copies of this amendment to MichelleAnn Craig at the address above. A fully executed copy will return to you in due course.


Accepted and Agreed to:             Very truly yours,
Renaissance Eyewear                 Nintendo of America Inc.
("Licensee")                        ("Licensor")


By:                                 By:
   ---------------------------         ----------------------------------
                                       Howard Lincoln, Sr. Vice President